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                                                                    Exhibit 23.2

                      Consent of Independent Accountants


The Board of Directors
C-COR.net Corp.:

We consent to the use of our audit report dated August 10, 2001, with respect to the consolidated balance sheets of C-COR.net Corp. as of June 29, 2001 and June 30, 2000, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 29, 2001, incorporated herein by reference.

We also consent to the use of our audit report dated September 13, 2001, with respect to the financial statement schedule of C-COR.net Corp. for the three-year period ended June 29, 2001, incorporated herein by reference.

We also consent to the reference to our firm under the heading "Independent Public Accountants" in the prospectus.

/s/ KPMG LLP
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KPMG LLP

Philadelphia, Pennsylvania
December 20, 2001